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                                                                    EXHIBIT 99.1

                      CONSENT OF NEEDHAM & COMPANY, INC.


     We hereby consent to the inclusion in the Joint Proxy Statement of Ariel Corporation ("Ariel") and MAYAN Networks Corporation and Prospectus of Ariel ("Joint Proxy Statement/Prospectus") forming part of this Registration Statement on Form S-4 of our opinion dated March 28, 2001 to the Board of Directors of Ariel attached as Appendix VII to the Joint Proxy Statement/Prospectus and to the references to our opinion on the cover page of the Joint Proxy Statement/Prospectus and under the captions "Summary--Opinions of Financial Advisors" and "The Merger--Background of the Merger," "--Recommendation of the Ariel Board of Directors and Ariel's Reasons for the Merger," and "--Opinion of Ariel's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                        /s/ Needham & Company, Inc.

                                        NEEDHAM & COMPANY, INC.
May 25, 2001